Exhibit 10.1
CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
MARKET ACCESS SERVICES AGREEMENT
This Market Access Services Agreement (this “Agreement”) is entered into as of August 1, 2020 (the “Effective Date”) by and between Sunovion Pharmaceuticals Inc., a Delaware corporation, having a principle place of business at 84 Waterford Drive, Marlborough, MA 01752 (“Sunovion”) and Myovant Sciences GmbH, a Swiss company, having a principle place of business at Viadukstrasse 8, 4051 Basel, Switzerland (“Myovant”). Sunovion and Myovant may individually be referred to as a “Party” and collectively as the “Parties”.
A.    Sunovion is a biopharmaceutical company that has certain capabilities with respect to the distribution and marketing of pharmaceutical products and related services;
B.    Myovant is a biopharmaceutical company seeking support with respect to certain distribution and marketing related activities for newly approved products; and
C.    Sunovion and Myovant desire to enter into this Agreement in which Myovant would engage Sunovion to provide the Services (as defined below) for the Products (as defined below) to Myovant.
THEREFORE, in consideration of the mutual covenants and promises contained herein, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, it is understood and agreed upon by and between the Parties as follows:
1.DEFINITIONS
The capitalized terms used in this Agreement shall have the meanings as defined below:
1.1“3PL Contract” has the meaning set forth in Section 4.2.1.
1.2“3PL Provider” means a Third Party that provides logistics services with respect to pharmaceutical products.
1.3“3PL Services” means the Sunovion activities required in connection with Sunovion’s facilitation of Myovant’s use of Sunovion’s 3PL Providers to ensure fulfillment by 3PL Providers of all Product orders, as further described on Exhibit A.
1.4“AAA” has the meaning set forth in Section 15.11.2.
1.5“Account Directors” has the meaning set forth in Section 4.4.1.
1.6“Affiliate” means, with respect to either Myovant or Sunovion, any corporation, company, partnership, joint venture or firm which controls, is controlled by or is under common control with Sunovion or Myovant, as the case may be, but other than any Myovant Excluded Affiliate (with respect to Myovant). As used in the definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity. Notwithstanding the foregoing, for purposes of this Agreement, Myovant shall not be an Affiliate of
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Sunovion and Sunovion shall not be an Affiliate of Myovant; and a Myovant Excluded Affiliate shall only be deemed an Affiliate of Myovant if (i) Myovant provides written notice to Sunovion that Myovant wishes to include such Myovant Excluded Affiliate as an Affiliate of Myovant for the purposes of this Agreement, or (ii) Myovant delegates any obligations of Myovant under this Agreement to such Affiliate.
1.7“Agreement” has the meaning set forth in the introductory paragraph.
1.8“Alliance Manager” has the meaning set forth in Section 2.10.
1.9“AMP” means the average manufacturer price, as defined in 42 U.S.C. § 1396r-8(k)(1) and any regulations and guidance promulgated thereunder, including 42 C.F.R. § 447.500 et seq.
1.10“Applicable Law” means any federal, state, or local law, rule or regulation that may exist from time to time that applies to the obligations of the Parties under this Agreement. Applicable Law includes (a) the Prescription Drug Marketing Act of 1987, (b) the federal healthcare program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and related implementing regulations, and any similar state law, (c) the federal False Claims Act (31 U.S.C. §§ 3729 et seq.); (d) the Federal Civil Monetary Penalty statute and any similar state law; (e) the Foreign Corrupt Practices Act; (f) anti-corruption and improper payments regulations; (g) the Federal Food, Drug and Cosmetic Act, (h) the DSCSA and any associated implementing FDA regulations and guidance; and (i) state product distribution licensing and pedigree laws (to the extent not preempted by federal law).
1.11“ASP” means the manufacturer’s average sales price as defined in 42 U.S.C. § 1395w-3a(c) and 42 C.F.R. § 414.800, et seq.
1.12“Best Price” means the “best price” as defined in 42 U.S.C. § 1396r-8(c)(1)(C) and any regulations and guidance promulgated thereunder, including 42 C.F.R. § 447.500 et seq.
1.13“Break-Up Fee” has the meaning set forth in Section 14.7.2.
1.14“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are generally open for the transaction of general banking in Marlborough, Massachusetts, USA.
1.15“Business Terms” means the written terms provided by Myovant to Sunovion setting forth key business and legal constraints and goals, which, subject to Section 7.1, shall be used by Sunovion in connection with its performance of the MAAD Services and the Contracting Services and as otherwise specified in this Agreement or agreed upon by the Parties in writing.
1.16“cGMP” means the applicable regulatory standards and requirements for current good manufacturing practices promulgated by the FDA under and in accordance with the Federal Food, Drug & Cosmetic Act, Title 21, Parts 210, 211 and 600 of the U.S. Code of Federal Regulations, including any applicable and binding guidance documents published, as all such standards, requirements and guidance may be updated or amended from time to time.
1.17“Change of Control” means any of the following events during the Term: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of a Party normally entitled to vote in elections of directors; (b) a Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction (or series of transactions) in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the same parties as held at least fifty percent (50%) of the outstanding shares of voting stock of the Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers, assigns or leases to any Third Party, or otherwise disposes of, all or substantially all of its assets.
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1.18“Chargeback Offsets” has the meaning set forth in Section 2 of Exhibit E.
1.19“Claims” means any complaints, charges, demands, claims, hearings, investigations, actions, inquiries, proceedings, arbitrations or suits.
1.20“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to its performance of its obligations under this Agreement, including, with respect to Sunovion, the Services, reasonable, diligent, good-faith efforts to perform such obligations as such Party would normally use to accomplish activities that are similar to such obligations on behalf of itself for its own products under similar circumstances while exercising reasonable business judgment, provided, however, that the foregoing diligence standard shall not be interpreted to be less than any diligence standard imposed by operation of Applicable Law. With respect to a Party’s obligations, Commercially Reasonable Efforts requires that the Party: (i) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (ii) set and consistently seek to achieve specific confidential, proprietary and meaningful objectives for carrying out such obligations; and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
1.21“Confidential Information” means all non-public or proprietary business financial, scientific or technical information in whatever form (oral, visual or written) furnished or made available to, or otherwise acquired by, a Party from the other Party in connection with this Agreement. Confidential Information shall also include (a) subject to Section 9.7, the terms and conditions of this Agreement, any Project Plan and any Dashboard, (b) all derivative information prepared by or on behalf of Receiving Party (such as notes, drawings, plans, projections, analyses, records and materials) that incorporates or reflects Confidential Information, and (c) with respect to Myovant, the Government Pricing Report.
1.22“Contracting Services” means the Sunovion activities required in connection with supporting and maintaining new and existing Myovant Market Access Contracts, as further described on Exhibit D.
1.23“Dashboard” has the meaning set forth in Section 6.3.3.
1.24“Disclosing Party” means the Party that discloses Confidential Information to the other Party.
1.25“Dispute” has the meaning set forth in Section 15.11.
1.26“Dollar” or “$” means the United States dollar.
1.27“DS Fees” has the meaning set forth in Section 2 of Exhibit E.
1.28“DSCSA” means the Drug Supply Chain Security Act, 21 U.S.C. § 201 et seq. and any implementing regulations or guidance thereunder.
1.29“DSP” means Sumitomo Dainippon Pharma Ltd., a Japanese company with its principal place of business at 6-8 Doshomachi 2-Chome, Chuo-ku, Osaka, 541-0045, Japan.
1.30“Effective Date” has the meaning set forth in the introductory paragraph.
1.31“Escrow Fund” means the escrow fund established by the Parties in accordance with Section 8.1.
1.32“Escrow Fund Minimum Amount” has the meaning set forth in Section 8.1.2.
1.33“Excluded” has the meaning set forth in Section 11.1.6.
1.34“Excluded Party” has the meaning set forth in Section 11.1.6.
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1.35“FDA” means the United States Food and Drug Administration and any successor entity thereto
1.36“FSS” means the Federal Supply Schedule administered by the VA.
1.37“FTE” means full time employee equivalent over a twelve (12) month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by an employee to a particular activity or Service shall be determined by dividing the number of full working days during any twelve (12) month period devoted by such employee to such activity or Service by [***] (i.e., the total number of working days during such twelve (12) month period).
1.38“FTE Rate for Regulatory Services” means [***] per FTE per working day.
1.39“Government Contracts” means (a) any Medicaid Rebate Program agreement, PHS 340B Program agreement, or VA Master Agreement (including the pharmaceutical pricing agreement attached thereto), in each case, as described in Section 1927(a) of the Social Security Act, (b) any Medicare Part D Coverage Program agreement as described in Section 1860D-43 of the Social Security Act, (c) any FSS contract with the Secretary of Veterans Affairs, (d) any TriCare Rebate Program agreement with the Secretary of Defense, (e) state supplemental Medicaid Rebate Program agreements, and (f) to the extent mutually agreed by the Parties, other agreements comparable to the agreements described in (a) or (e) that are with state or local government agencies or authorities or agents thereof.
1.40“Government Entities” mean the government entities that are a party to a Myovant Government Contract.
1.41“Government Pricing Programs” has the meaning set forth in Section 1 of Exhibit F.
1.42“Government Pricing Report” has the meaning set forth in Section 1 of Exhibit F.
1.43“GPO” means a group purchasing organization.
1.44“GPO/IDN Contract” means a Sunovion GPO/IDN Contract or a Myovant GPO/IDN Contract.
1.45“GPO/IDN Fees” has the meaning set forth in Section 2 of Exhibit E.
1.46“GPR Services” mean the Sunovion activities required in connection with government price reporting, as further described on Exhibit F.
1.47“IDN” means an integrated delivery network.
1.48“Initial Term” has the meaning set forth in Section 14.1.
1.49“JGC” has the meaning set forth in Section 2.1.
1.50“Losses” means liabilities, losses, damages, awards, settlements, judgments, interest, costs, fines and expenses (including all reasonable attorneys’ fees and expenses).
1.51“MAAD Customer Targets” means the regional Market Access Customers and Government Entities set forth on Exhibit J.
1.52“MAAD Services” or “Market Access Account Director Services” mean the Sunovion activities required in connection with the onboarding and maintenance of MAAD Customer Targets, as further described on Exhibit C.
1.53“Market Access Customer Fees” has the meaning set forth in Section 2 of Exhibit E.
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1.54“Market Access Customers” means any Payor or other Third Party as agreed upon by the Parties in writing.
1.55“Material Wholesaler Contracts” mean certain contracts by and between Sunovion and the Material Wholesalers.
1.56“Material Wholesalers” mean those certain Wholesalers comprised of [***], or their respective Affiliates.
1.57“Medicaid Rebate Program” means the rebate program established pursuant to 42 U.S.C. §1396r-8.
1.58“Medicare Program” means the program established pursuant to 42 U.S.C. 1395 et seq. (title XVIII of the Social Security Act).
1.59“Monthly Flat Service Charge” means, subject to Section 8.2.2, (a) [***] per calendar month for the [***], (b) [***] for the [***], and (c) an adjusted amount for each year after the [***] consistent with Section 8.2.2; provided that, (x) if the Term begins after the first day of a calendar month, such amount shall be multiplied by a fraction where the numerator is the number of days in such calendar month that are on or after the Effective Date and the denominator is the number of days in such calendar month, and (y) if the Term ends before the last day of a calendar month, such amount shall be multiplied by a fraction where the numerator is the number of days in such calendar month that are on or before the effective date of the termination or expiration of this Agreement and the denominator is the number of days in such calendar month.
1.60 “Myovant” has the meaning set forth in the introductory paragraph.
1.61“Myovant Excluded Affiliate” means (a) any Myovant Parent Affiliate and (b) any direct or indirect subsidiary of a Myovant Parent Affiliate, other than the Myovant Parent, that is controlled (as defined in Section 1.6 (Definition of “Affiliate”)) by such Myovant Parent Affiliate but is not controlled (as defined in Section 1.6 (Definition of “Affiliate”)) by the Myovant Parent or Myovant.
1.62“Myovant Government Contract” means a Government Contract covering a Product to which Myovant is a party.
1.63“Myovant GPO/IDN Contract” means a contract between Myovant and a GPO or IDN that is not a Sunovion GPO or Sunovion IDN, as applicable, that covers a Product.
1.64“Myovant Indemnitees” has the meaning set forth in Section 12.1.
1.65“Myovant Market Access Contract” means a contract by and between Myovant and a Market Access Customer for the coverage, purchase, or dispensing of a Product.
1.66“Myovant Parent” means, with respect to Myovant, any Person of which Myovant is a direct, wholly-owned subsidiary. For clarity, as of the Effective Date, the Myovant Parent is Myovant Sciences Ltd.
1.67“Myovant Parent Affiliate” means any Person that controls (as defined in Section 1.6 (Definition of “Affiliate”)) the Myovant Parent, including, as of the Effective Date, Sumitovant and DSP.
1.68“Myovant Promotional Materials” has the meaning set forth in Section 5.4.2.
1.69“Myovant Specialty Distributor Contract” means contracts by and between Myovant and a Specialty Distributor to covering the Prostate Cancer Product.
1.70“NDA” means new drug application filed with the FDA for authorization to market any and each of the Products.
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1.71“Non-FAMP” means the non-federal average manufacturer price as defined in 38 U.S.C. § 8126, the VA Master Agreement, and any regulations and guidance promulgated thereunder.
1.72“Party” and “Parties” the meaning set forth in the introductory paragraph.
1.73“Pass-Through Expenses” means (a) the Market Access Customer Fees, (b) the DS Fees, (c) the GPO/IDN Fees, (d) the out-of-pocket costs and expenses incurred by or on behalf of Sunovion in connection with Sunovion’s provision to Myovant of reports other than the Sunovion Reports and that are specific to, and customized by Sunovion for, the Products, (e) the costs and expenses paid to a third-party recall vendor that arise in connection with the Regulatory Services, (f) reasonable travel expenses that are incurred by Sunovion, its Affiliates or a third-party service provider in connection with the performance of the Services that are incurred in accordance with a travel policy to be agreed upon in writing by the Parties, (g) software license fees, costs and expenses reasonably incurred by Sunovion or its Affiliates in connection with modification of the information technology systems reasonable necessary or useful for Sunovion to perform the Services and that have been pre-approved by Myovant in writing; provided that any costs expressly set forth herein shall be deemed to be approved by Myovant, and (h) any additional costs and expenses incurred by Sunovion in connection with the Services as agreed by the Parties in writing; in each case, (a) through (h), to the extent such amounts are not paid from the Escrow Fund in accordance with Section 8.1.3 and to the extent incurred in accordance with Section 8.2.5.
1.74“Payor” means any health maintenance organization, preferred provider organization, self-insured employer, employee group, exclusive provider or similarly funded (directly or indirectly) health benefits program, administrator, managed care organization, pharmacy benefit manager, or other health organization.
1.75“Pedigree Information” means, with respect to a Product, at least the information (which includes the Product Identifiers, Transaction History and Transaction Information (as such terms are defined in the DSCSA)) that Sunovion is required to provide to its down-stream authorized trading partners pursuant to the DSCSA.
1.76“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
1.77“PHS 340B Program” means the drug discount program, available to “covered entities”, that is administered by the Health Resources and Services Administration pursuant to 42 U.S.C. § 256b.
1.78“Product Contracts” means any Sunovion Wholesaler Contracts, 3PL Contracts, and Sunovion GPO/IDN Contracts, and any other contracts to which Sunovion is a party, in each case, that is a contract to which a Product has been added in fulfillment of Sunovion’s obligations under this Agreement.
1.79“Product Invention” has the meaning set forth in Section 10.1.
1.80“Products” means both the Prostate Cancer Product and the Women’s Health Product.
1.81“Project Plans” has the meaning set forth in Section 6.3.1.
1.82“Prostate Cancer Product” means relugolix monotherapy (relugolix 120 mg).
1.83“RCP Payments” means Rebate Payments, Chargeback Offsets, Market Access Customer Fees, DS Fees, and GPO/IDN Fees.
1.84“RCP Services” mean the Sunovion activities required in connection with the validation, processing and payment of the RCP Payments, as further described on Exhibit E.
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1.85“Rebate Payment” has the meaning set forth in Section 2 of Exhibit E.
1.86“Receiving Party” means the Party that receives Confidential Information from the other Party.
1.87“Records” has the meaning set forth in Section 6.6.
1.88“Regulatory Service Charge” has the meaning set forth in Section 4.8.
1.89“Regulatory Services” mean regulatory-related activities, as further described on Exhibit G.
1.90“Renewal Term” has the meaning set forth in Section 14.1.
1.91“Service Charge” has the meaning set forth in Section 8.2.1.
1.92“Services” means the 3PL Services; Wholesaler, GPO, and IDN Services; MAAD Services; Contracting Services; GPR Services; RCP Services; Regulatory Services; and Training Services.
1.93“Specialty Distributors” means [***], and any other distributors agreed to by the Parties in writing from time to time.
1.94“Subcommittee” has the meaning set forth in Section 2.8.
1.95“Sunovion” has the meaning set forth in the introductory paragraph.
1.96“Sunovion Administrative Affiliate” means Sumitomo Dainippon Pharma America, Inc.
1.97“Sunovion GPO/IDN Contract” means contracts by and between Sunovion and a GPO or IDN to which the Women’s Health Product has been or will be added by written agreement between Sunovion and such GPO or IDN.
1.98“Sunovion GPOs” means any GPO that is a party to a Sunovion GPO/IDN Contract.
1.99“Sunovion IDNs” means any IDN that is a party to a Sunovion GPO/IDN Contract.
1.100“Sunovion Indemnitees” has the meaning set forth in Section 12.2.
1.101“Sunovion Property” has the meaning set forth in Section 10.3.
1.102“Sunovion Reports” has the meaning set forth in Section 6.3.
1.103“Sunovion Wholesaler Contract” means contracts by and between Sunovion and a Wholesaler to which the Women’s Health Product has been or will be added by written agreement between Sunovion and such Wholesaler.
1.104“Sumitovant” means Sumitovant Biopharma Ltd., a Bermuda exempted company by shares.
1.105“Term” has the meaning set forth in Section 14.1.
1.106“Territory” means the United States, the District of Columbia, and all of the United States’ territories and possessions.
1.107“Third Party” means any Person other than a Party or an Affiliate of a Party.
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1.108“Training Services” mean the Sunovion activities related to the provision of certain training to Myovant and/or Sunovion employees on certain details related to the Services and the Products, as further described on Exhibit H.
1.109“TriCare Rebate Program” means the rebate program described in the final rule published by the Department of Defense at 74 Fed. Reg. 11,279 to implement Section 703 of the National Defense Authorization Act of 2008, and includes rebates pursuant to any voluntary rebate agreement described therein.
1.110“VA” means the United States Department of Veterans Affairs.
1.111“VA Master Agreement” means an agreement between a pharmaceutical manufacturer and the VA to implement the provisions of the Veterans Health Care Act of 1992, 38 U.S.C. § 8126.
1.112“Wholesaler” means any wholesaler or distributor of pharmaceutical products or similar trade partner.
1.113“Wholesaler, GPO, and IDN Services” mean the Sunovion activities required in connection with the performance of Sunovion’s obligations under, or in connection with, the Sunovion Wholesaler Contracts, Myovant Specialty Distributor Contracts, GPO/IDN Contracts, and Myovant Market Access Contracts, as further described on Exhibit B.
1.114“Women’s Health Product” means relugolix combination tablet (relugolix 40 mg, estradiol 1.0 mg and norethindrone acetate 0.5 mg).
1.115“Work Product” has the meaning set forth in Section 10.1.
2.JOINT GOVERNANCE COMMITTEE
2.1Joint Governance Committee. Within [***] after the Effective Date, the Parties shall establish a joint governance committee (the “JGC”), which shall be responsible for overseeing the performance of the Services as set forth in Section 2.3.
2.2Composition. The JGC shall consist of three (3) representatives from each Party, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the Party it represents with respect to the issues falling within the jurisdiction of the JGC. From time to time, each Party may substitute one (1) or more of its representatives to the JGC on written notice to the other Party. Each individual appointed by a Party as a representative to the JGC shall be an employee of such Party or of such Party’s Affiliate. Sunovion shall select from its representatives of the JGC the initial chairperson for the JGC. Each July 1 after the Effective Date, the Party that does not have its representative serving as chairperson shall select from its representatives of the JGC the chairperson for the following calendar year. The JGC may allow observers from a Party to attend its meetings upon the other Party’s prior written consent.
2.3Responsibilities. The JGC shall:
2.3.1.review and update the MAAD Customer Targets set forth on Exhibit J as necessary;
2.3.2.establish coverage goals with respect to each Product;
2.3.3.agree upon in writing the number of FTEs necessary for Sunovion to provide the Regulatory Services;
2.3.4.identify any training to be provided by Sunovion to Sunovion field colleagues as part of the Training Services;
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2.3.5.review Business Terms and deviations from the Business Terms, in each case, that are escalated to the JGC pursuant to Section 7.1;
2.3.6.review disputes escalated to the JGC pursuant to Section 7.2;
2.3.7.review and approve changes to the Escrow Fund Minimum Amount in accordance with Section 8.1.2;
2.3.8.evaluate and approve appropriate incentive-based programs and methodologies to encourage the Account Directors to achieve certain milestones or objectives that are consistent with the Business Terms;
2.3.9.establish an efficient and secure method of transmission for the Records, including the Government Pricing Report;
2.3.10.establish a process for the review and written approval by the Parties of any policies and procedures specified in this Agreement, including to ensure Services are performed in accordance with Applicable Law;
2.3.11.establish the process by which Account Directors and Sunovion’s federal account director team will obtain input from Myovant’s market access leadership team and pricing and contracting committee for purposes of providing MAAD Services, Contracting Services, or as otherwise necessary to perform the Services hereunder;
2.3.12.establish procedures by which Account Directors will coordinate reactive Myovant medical science liaison activities with such MAAD Customer Targets;
2.3.13.issue advice and guidance to Account Directors with respect to their performance of the MAAD Services;
2.3.14.establish a written validation process to confirm that invoices for RCP Payments are attributable to eligible Product utilization only and are consistent with the terms and conditions of the applicable Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, GPO/IDN Contract or Myovant Market Access Contract;
2.3.15.review and approve any amendments to the Services; provided that any such amendments or updates shall be memorialized in a writing signed by a representative of the JGC from each Party;
2.3.16.review the activities of any Subcommittees established by the JGC, and resolve any disagreement between the designees of Sunovion and Myovant on any Subcommittee;
2.3.17.(a) establish, during the Term, key performance metrics in connection with the Services, and, (b) track such metrics;
2.3.18.provide a forum for discussing and recommending consensus resolution of any disputes within the jurisdiction of the JGC; and
2.3.19.perform such other functions as are set forth herein, if and as applicable, or as the Parties may mutually agree in writing.
2.4.Meetings. The JGC shall meet [***] during the [***] of the Term, and [***] thereafter, or as otherwise agreed to by the Parties. The meetings may be conducted as in-person meetings, teleconferences or video conferences, as agreed to by the Parties, with the location of in-person meetings alternating between a location designated by Sunovion and a location designated by Myovant, with Sunovion designating the place of the first in-person meeting; provided in each case that any in-person meeting shall be held within
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the United States. The chairperson of the JGC shall be responsible for calling meetings of the JGC on no less than [***] notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [***] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided, that under exigent circumstances requiring input by the JGC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably conditioned, withheld or delayed). The chairperson of the JGC shall prepare and circulate, or cause to be prepared and circulated, for review and approval of the Parties minutes of each meeting within [***] after the meeting. The Parties shall strive to agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JGC.
2.5.Procedural Rules. The JGC shall have the right to adopt standing rules as necessary for the JGC to conduct business; provided that that such rules are not inconsistent with this Agreement. A quorum of the JGC shall exist whenever there is present at a meeting at least [***] representatives appointed by each Party. Representatives of the Parties on the JGC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants. Representation by proxy shall be allowed.
2.6.Decision-Making. The JGC shall take action by consensus of the Parties at a meeting at which a quorum exists. Each Party shall have a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) authorized representative of each Party and expressly approving such action of the JGC. Except for matters outside the jurisdiction and authority of the JGC, as applicable (including as set forth in Section 2.7), if the JGC cannot, or does not, reach consensus on an issue within [***] after such issue is first presented to the JGC for consideration, then either Party shall have the right to refer such issue to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations during a period of at least [***] in accordance with Section 15.11. Any final decision mutually agreed to by the Chief Executive Officers of the Parties in writing shall be conclusive and binding on the Parties.
2.7.Limitations on Authority. Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval, discretion or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and decision-making authority of the JGC, including amendment, modification or waiver of compliance with this Agreement, which must occur in accordance with Section 15.9 (Waiver and Amendments).
2.8.Subcommittees. From time to time, the JGC may establish and delegate duties to sub-committees or directed teams (each, a “Subcommittee”) on an “as-needed” basis to oversee specific Services. Each such Subcommittee shall be constituted and shall operate as the JGC determines; provided that each Subcommittee shall have equal representation from each Party, unless otherwise mutually agreed. Subcommittees may be established on an ad hoc basis for purposes of a specific Service or on such other basis as the JGC may determine. Each Subcommittee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JGC. In no event shall the authority of the Subcommittee exceed that specified for the JGC. All decisions of a Subcommittee shall be by consensus. Any disagreement between the designees of Sunovion and Myovant on a Subcommittee shall be referred to the JGC for resolution.
2.9.Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JGC or any Subcommittee. For purposes of clarity, the foregoing travel and related costs and expenses shall not be Pass-Through Expenses.
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2.10.Alliance Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JGC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party shall be responsible for all travel and related costs and expenses for its Alliance Manager. For purposes of clarity, the foregoing travel and related costs and expenses shall not be Pass-Through Expenses. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.
3.APPOINTMENT
3.1Subject to the terms and conditions of this Agreement, Myovant hereby appoints Sunovion, and Sunovion hereby accepts such appointment, to be Myovant’s (a) “co-licensed partner” (for the purposes of the DSCSA), as that term is defined by the DSCSA, with regard to the Products, and (b) (i) an exclusive distributor of the Women’s Health Product, and (ii) a non-exclusive distributor of the Prostate Cancer Product, in each case (i) and (ii), in the Territory. For avoidance of doubt, Sunovion shall not be considered an “exclusive distributor” as that term is defined by the DSCSA with respect to any Product.
4.Sunovion Obligations.
4.1Generally; Efforts; Product Contracts.
4.1.1.During the Term, Sunovion shall, subject to Section 5, use Commercially Reasonable Efforts to perform, or cause to be performed by the Sunovion Administrative Affiliate, Sunovion’s obligations under this Agreement, including those in Sections 4.2 through 4.9.
4.1.2.Sunovion shall provide copies of Product Contracts to support Myovant’s compliance with Applicable Law, Government Contracts, and for Myovant’s review and validation of Sunovion’s Government Pricing Report and underlying government pricing calculation methodologies (including ensuring that such methodologies align with Myovant’s reasonable assumptions). Sunovion may redact certain provisions of the Product Contracts that (i) are related to a Sunovion product, or (ii) are required to maintain an obligation of confidentiality to the counterparty to such Product Contract and are not related to the applicable Product.
4.2. 3PL Services.
4.2.1No later than [***] after the Effective Date, Sunovion shall, subject to Section 4.1 and Myovant’s termination right under Section 14.6.1: (a) add the Products to the contract(s) by and between Sunovion and its 3PL Provider(s) (excluding any quality agreement) (the “3PL Contract(s)”), (b) negotiate rates for (i) [***], and (ii) [***], and (c) provide reasonable evidence to Myovant that the obligations under (a) and (b) have been fulfilled.
4.2.2After Sunovion’s fulfilment of Sunovion’s obligations pursuant to Section 4.2.1, unless this Agreement is earlier terminated by Myovant pursuant to Section 14.6.1, Sunovion shall, subject to Section 4.1, perform the 3PL Services. In the performance of the 3PL Services, Sunovion shall ensure that neither Sunovion nor a 3PL Provider takes title to the Products.
4.3Wholesaler, GPO, and IDN Services.
4.3.1.Sunovion shall, subject to Section 4.1:
(a)(i) add the Women’s Health Product to Sunovion GPO/IDN Contracts and Sunovion Wholesaler Contracts, (ii) negotiate rates for the Women’s Health Product under such Sunovion GPO/IDN Contracts and Sunovion Wholesaler Contracts that [***]; provided that, [***] and subject to Section 5.3.3, (1) [***], and (2) [***], and (iii) provide reasonable evidence to Myovant that the obligations under (i) and (ii) have been fulfilled.
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(b)(i) [***] after the Effective Date, engage in discussions with each of the Material Wholesalers [***], and (ii) provide a summary of such discussions to Myovant.
4.3.2Sunovion shall, subject to Section 4.1, configure, or cause to be configured, the appropriate software by [***] to enable Sunovion to perform its obligations under this Agreement with respect to the Prostate Cancer Product, provided that (a) Sunovion shall not be obligated to perform any obligations under this Agreement that requires such configured software until such software configuration is complete, and (b) the reasonable, out-of-pocket costs and expenses incurred by or on behalf of Sunovion in connection therewith shall be deemed to be Pass-Through Expense to the extent such amounts are not in excess of amounts permitted in accordance with Section 8.2.5. Sunovion shall provide Myovant regular updates on the progress of such configuration activities and, if Sunovion anticipates that such software configuration will be delayed after [***], then it shall promptly notify Myovant of such potential delay and the projected length of such delay, and discuss with Myovant the potential actions to minimize such delay.
4.3.3After Sunovion’s fulfilment of Sunovion’s obligations pursuant to Section 4.3.1 with respect to the Women’s Health Product and Section 4.3.2 with respect to the Prostate Cancer Product, unless this Agreement is earlier terminated by Myovant pursuant to Section 14.6.2, Sunovion shall, subject to Section 4.1, perform the Wholesaler, GPO, and IDN Services with respect to Products covered by a Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, GPO/IDN Contract, or Myovant Market Access Contract.
4.4MAAD Services.
4.4.1Sunovion shall provide [***] FTEs shall be allocated across [***] Sunovion employees with the title “[***]” in the Territory and [***] FTEs shall be allocated across Sunovion’s [***].
4.4.2Sunovion shall promptly inform Myovant if the Business Terms do not permit Sunovion to perform the MAAD Services. If Sunovion believes that it needs additional Business Terms, then it shall specify such additional Business Terms and Myovant shall use Commercially Reasonable Efforts to provide such Business Terms.
4.4.3Sunovion shall, subject to Section 4.1, perform the MAAD Services.
4.5Contracting Services.
4.5.1Sunovion shall, subject to Section 4.1, configure, or cause to be configured, the [***] by [***] to enable Sunovion to perform its obligations under this Agreement, provided that (a) Sunovion shall not be obligated to perform any obligations under this Agreement that requires such configured software until such software configuration is complete, and (b) the reasonable, out-of-pocket costs and expenses incurred by or on behalf of Sunovion in connection therewith shall be deemed to be Pass-Through Expense to the extent such amounts are not in excess of the amounts permitted in accordance with Section 8.2.5. Sunovion shall provide Myovant regular updates on the progress of such configuration activities and, if Sunovion anticipates that such software configuration will be delayed after [***], then it shall promptly notify Myovant of such potential delay and the projected length of such delay, and discuss with Myovant the potential actions to minimize such delay.
4.5.2Sunovion shall, subject to Section 4.1, perform the Contracting Services.
4.6RCP Services. Sunovion shall, subject to Section 4.1 and Section 4.3.2 as Section 4.3.2 relates to the Prostate Cancer Product, perform the RCP Services.
4.7GPR Services.
4.7.1Sunovion shall, subject to Section 4.1, perform the GPR Services.
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4.7.2In connection with the GPR Services, (a) the Parties have agreed upon the form and format of the Government Pricing Report, and (b) Sunovion agrees to meet (by teleconference or in-person, as agreed upon by the Parties) with Myovant after the delivery of each Government Pricing Report at a mutually agreeable time, which shall not be [***], to discuss the Government Pricing Report and applicable executive summary.
4.8Regulatory Services.
4.8.1In connection with the Regulatory Services, Sunovion shall provide the necessary number of FTEs as agreed upon in writing by the Parties from time to time at the FTE Rate for Regulatory Services (the “Regulatory Service Charge”).
4.8.2Sunovion shall, subject to Section 4.1, perform the Regulatory Services.
4.9Training Services. Sunovion shall, subject to Section 4.1, perform the Training Services.
5.Myovant Obligations.
5.1Generally; Efforts. During the Term, Myovant shall use Commercially Reasonable Efforts to perform its obligations under this Agreement, including, without limitation, the obligations set forth in this Section 5.
5.23PL Services.
5.2.1In connection with the 3PL Services, subject to Section 5.1, Myovant shall provide to Sunovion in writing information requested by Sunovion and reasonably necessary for Sunovion to perform the 3PL Services within [***] after the Effective Date.
5.2.2Prior to consignment of the Product to a 3PL Provider pursuant to the terms of a 3PL Contract, Myovant shall, subject to Section 5.1 (a) release the Product in accordance with (i) cGMP, and (ii) any serialization requirements under the DSCSA and policies and procedures to be agreed upon by the Parties in writing; (b) transmit all Pedigree Information related to the Product to Sunovion, and (c) Sunovion shall have received and verified such Pedigree Information.
5.2.3In connection with the 3PL Services, Myovant shall, subject to Section 5.1, (a) coordinate shipment of the Product, at Myovant’s cost and expense, to the 3PL Provider designated by Sunovion; (b) cause the Product to be consigned to Sunovion; (c) use Commercially Reasonable Efforts to enter into a quality agreement with each 3PL Provider and Sunovion prior to consignment of any Product to Sunovion; and (d) refrain from actions which would cause Sunovion to be in material breach of any covenant, representation, or warranty contained in any agreement by and between Sunovion and a 3PL Provider to which a Product has been consigned, provided that a copy of such agreement, or a copy or summary of the applicable provisions in such agreement, has been provided to Myovant in advance for review.
5.3Wholesaler, GPO, and IDN Services.
5.3.1For avoidance of doubt, [***].
5.3.2In connection with the Wholesaler, GPO, and IDN Services, Myovant shall, subject to Section 5.1, (a) provide to Sunovion in writing information as requested and reasonably necessary for Sunovion to perform the Wholesaler, GPO, and IDN Services within [***] after the Effective Date (and updated as necessary thereafter), (b) comply with the terms and conditions of the applicable Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, or GPO/IDN Contract and any policies and procedures agreed upon in writing by the Parties regarding Product returns, provided that a copy of any Sunovion Wholesaler Contract or Sunovion GPO/IDN Contract, or a copy or summary of the applicable provisions in such Sunovion Wholesaler Contract or Sunovion GPO/IDN Contract, has been provided to Myovant in
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advance for review, (c) promptly provide Sunovion with any information requested by Sunovion that is necessary for Sunovion to properly complete Product returns, and (d) upon the reasonable request by Sunovion, cooperate with Sunovion in the conduct of any investigation regarding a Product ordered by a Wholesaler, Specialty Distributor or GPO/IDN.
5.3.3Myovant shall, subject to Section 5.1, ensure that (a) its directors, officers, employees, contractors and agents, as applicable, use best efforts to confer with Sunovion at least [***] in advance of any communication with a Sunovion GPO or Sunovion IDN relating to a GPO/IDN Contract to align on a meeting strategy to employ in connection with the Wholesaler, GPO and IDN Services, and (b) a Sunovion representative has an opportunity to participate in any such communication with such Sunovion GPO or Sunovion IDN in connection with the Wholesaler, GPO, and IDN Services unless Sunovion elects in writing not to participate.
5.4MAAD Services.
5.4.1In connection with the MAAD Services, Myovant shall, subject to Section 5.1, provide to Sunovion in writing the Business Terms specified on Schedule 5.4.1 necessary for Sunovion to perform the MAAD Services at least [***] prior to the date on which FDA commits to complete its review of the NDA for the applicable Product pursuant to the Prescription Drug User Fee Act.
5.4.2Subject to Section 7.4, Myovant shall be solely responsible for the development of disease state and/or Product-specific training materials (the “Myovant Promotional Materials”) for use by Sunovion’s Account Directors and for training Sunovion’s Account Directors. All reasonable out-of-pocket costs and expenses related to an Account Director’s training, including travel, material development and material production expenses (but not including time), shall be the sole cost of Myovant, and shall be subject to approval by Myovant in advance of such training. At the request of Myovant, training will be provided to Sunovion field colleagues for a fee agreed upon by the Parties that shall be added to the Monthly Flat Service Charge.
5.5Contracting Services.
5.5.1In connection with the Contracting Services, Myovant shall, subject to Section 5.1, (a) provide un-redacted copies of each Myovant Market Access Contracts, Myovant Government Contracts, Myovant GPO/IDN Contracts, and Myovant Specialty Distributor Contracts entered into by Myovant to Sunovion to the extent not already provided, provided that Sunovion shall not use such Myovant Market Access Contracts, Myovant Government Contracts, Myovant GPO/IDN Contracts, and Myovant Specialty Distributor Contracts for any purpose other than in furtherance of Sunovion’s obligations under this Agreement, and (b) identify a Myovant employee to be a dedicated liaison that will communicate with Sunovion from time to time as reasonably requested by Sunovion to complete the Contracting Services.
5.5.2Myovant shall, subject to Section 5.1, be responsible for ensuring that the Myovant Market Access Contract, Myovant Government Contracts, Myovant GPO/IDN Contracts, and Myovant Specialty Distributor Contracts permit Sunovion to perform the RCP Services and the GPR Services.
5.6RCP Services. Upon Sunovion’s reasonable request from time to time, Myovant shall provide assistance to Sunovion in connection with Sunovion’s performance of the RCP Services to the extent such performance relates to a contract to which Sunovion is not a party.
5.7GPR Services. Myovant hereby acknowledges and agrees that it (a) [***], (b) [***], and (c) is solely responsible for (i) entering the information contained in the Government Pricing Report into the Centers for Medicare & Medicaid Services Drug Data Reporting System (or other applicable system), and (ii) certifying and submitting such government pricing data to the applicable government authority in accordance with Applicable Laws, in each case (i) and (ii), as required under Applicable Law, including under the Government Pricing Programs, and applicable state laws, rules and regulations. Government
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Pricing Report shall be confidential information of Myovant, and Sunovion shall have an express right to use the Government Pricing Report solely for the performance of the GPR Services.
5.8Regulatory Services.
5.8.1Solely in connection with the Regulatory Services, upon written notice from Sunovion to Myovant which notice shall identify the cause triggering the audit, Myovant shall permit Sunovion to conduct a for-cause audit of Myovant’s quality systems that solely relate, as reasonably determined by Myovant, to Sunovion’s performance of the Regulatory Services, provided that such audit is at Sunovion’s sole cost and expense, during normal business hours and at an agreed upon date and time.
5.8.2Myovant shall promptly, but in no event less than [***], notify Sunovion in the event that a recall is issued for any Product.
5.9Training Services. Myovant shall, upon reasonable request by Sunovion, provide to Sunovion’s Account Directors certain training to enable Sunovion to perform the Services. Such training may, to the extent feasible, be administered virtually or as otherwise agreed upon by the Parties.
6.OPERATIONS
6.1Title and Risk of Loss. At no time during the Term shall Sunovion or 3PL Provider have title to the Products. At all times during the Term, title to the Products shall either be with Myovant or an applicable Wholesaler or Specialty Distributor, and, as between Myovant and Sunovion, risk of loss of Products shall be with Myovant at all times; provided that to the extent the risk of loss of the Products are contractually assigned to a 3PL Provider, Wholesaler, or Specialty Distributor pursuant to 3PL Contract, Sunovion Wholesaler Contract, or Myovant Specialty Distributor Contract respectively, Sunovion shall, subject to Section 4.1, enforce any rights of such contractual assignment of risk of loss for the benefit of Myovant.
6.2Regulatory Responsibility. Except as expressly set forth in this Agreement, as between Sunovion and Myovant, Myovant (as the owner and applicant of the NDA for each Product) shall be solely responsible, at Myovant’s sole cost and expense, for all regulatory obligations related to the Products, including without limitation annual product reports, drug listing updates, serious adverse event reports, field alerts, and DSCSA reporting and recordkeeping. Subject to Section 6.5 and Applicable Law, Myovant, not Sunovion, shall have the sole right to interact with FDA regarding the Products.
6.3Project Plans and Dashboards.
6.3.1Certain activities described in Section 6.3.2 that will be performed by the Parties in connection with, or pursuant to, this Agreement will be described in written project plans (collectively, “Project Plans”), which shall be agreed in writing by the Parties no later than [***]; provided that such Project Plans (a) with respect to such activities that are performed by a Party, may be modified by such Party from time to time upon written notice to the other Party, and (b) shall not change the scope of, or be inconsistent with, the Parties’ obligations under this Agreement. Each Project Plan shall be substantially consistent in form with the template attached as Schedule 6.3.1.
6.3.2The Project Plans will cover the following activities: [***]
6.3.3The personnel designated by each Party shall deliver a weekly dashboard for each Project Plan (each, a “Dashboard”), which may be circulated internally within each Party. In the case where a Project Plan includes activities performed by each Party, such personnel shall work together in good faith to agree on each weekly Dashboard prior to internal circulation. Each Dashboard shall be substantially consistent in form with the template attached as Schedule 6.3.3.
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6.4Sunovion Reporting Obligations. Sunovion shall (a) provide the reports set forth on Exhibit I (collectively, the “Sunovion Reports”) to Myovant at the frequency that corresponds to each such report; and (b) within a reasonable period of time, provide to Myovant any information that is reasonably requested by Myovant and necessary for Myovant to perform its obligations hereunder, subject to Myovant paying any Pass-Through Expenses incurred by Sunovion in accordance with Section 8.2.5.
6.5Myovant Reporting Obligations. In connection with the Services, Myovant shall (a) submit a report to Sunovion (i) within [***] after the end of each calendar year describing the [***] for the current calendar year, (ii) within [***] prior to launch of a Product, the [***], and (iii) within [***] prior to launch of a Product, the [***], (b) within a reasonable period of time, provide to Sunovion any report or Product-related information that is reasonably requested by Sunovion or necessary for Sunovion to perform the Services, (c) provide Sunovion with copies of all submissions to any regulatory authority that are reasonably requested by Sunovion or are necessary for Sunovion to perform the Services, and (d) on [***], prepare in good faith a [***] to enable Sunovion to adequately prepare for performance of the Services.
6.6Records; Record Retention; Records Audits. Sunovion will maintain all Work Product generated by Sunovion in connection with the Services (collectively, the “Records”) for a period of [***] or as required by Applicable Laws, whichever is longer. Sunovion will, at the direction and written request of Myovant, promptly deliver Records to Myovant or its designee, or dispose of the Records. Sunovion shall develop a process to transmit Records from Sunovion to Myovant in the event that Myovant requires such Records for an audit by a Third Party, including a government authority.
7.Decision-Making Authority; Discretion; Review Rights.
7.1Myovant Business Terms and Deviations. Myovant’s pricing and contracting committee will have final decision-making authority with respect to the Business Terms and any deviations from such Business Terms. If, at any time, Sunovion reasonably determines that (a) Business Terms, or (b) a deviation from such Business Terms during the negotiation of the applicable contract, in either case, do not comply with Applicable Law or pose (i) pricing-related reputational risk, (ii) legal risk, or (iii) compliance risk, in any case, to Sunovion or its Affiliates, such Business Terms or such deviation shall be escalated to the JGC.
7.2Wholesaler, GPO, and IDN Disputes. [***].
7.3Product Price Increases. [***]. Any dispute that arises in connection with the foregoing shall be escalated to the respective Chief Executive Officers of Myovant and Sunovion. If the Parties respective Chief Executive Officers are not able to resolve the dispute, then, upon mutual consent, the Parties may escalate the dispute to the Parties’ ultimate parent company, DSP, for further discussion, for so long as DSP controls (as defined in Section 1.6) each Party (directly or indirectly). For clarity, (i) if the dispute is not escalated to DSP (as a result of no mutual consent or that DSP no longer controls (as defined in Section 1.6) each Party (directly or indirectly)), or (ii) if DSP is unable to resolve the dispute, then, in either case, Myovant will have final decision-making authority with respect to all pricing decisions relating to the Products.
7.4Myovant Promotional Materials. [***].
8.FINANCIAL TERMS
8.1Escrow Fund.
8.1.1At least [***] prior to the launch of a Product (a) the Parties shall establish the Escrow Fund at a reputable banking institution agreed upon by the Parties, and (b) Myovant shall place [***] into the Escrow Fund for [***]. Any agreement by and among such banking institution, Sunovion and Myovant shall (x) not require Sunovion to seek approval from Myovant to withdraw funds from the Escrow Fund if such withdrawal is in connection with Sunovion’s performance of the RCP Services, (y) permit Sunovion to transfer funds from the Escrow Fund to an intermediate Sunovion bank account to enable Sunovion to
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complete RCP Payments in connection with Sunovion’s performance of the RCP Services, and (z) permit Myovant to withdraw any amount in excess of the Escrow Fund Minimum Amount at any time.
8.1.2Notwithstanding the foregoing, during [***], Myovant shall ensure that the Escrow Fund shall not have less than [***] (the “Escrow Fund Minimum Amount”) for any period of time that is longer than [***]. The JGC shall discuss in good faith an adjustment to the Escrow Fund Minimum Amount [***] after the launch of such Product and every [***] thereafter. In the event that Myovant fails to timely fund the Escrow Fund, Sunovion may terminate this Agreement if such failure to fund the Escrow Fund is not cured within [***] of receipt of notice of such failure from Sunovion.
8.1.3Sunovion shall use the funds on the Escrow Fund only as described in numbered Section 2 of Exhibit E and Section 8.2.3, or as otherwise approved in writing by Myovant. Upon Sunovion’s receipt of payment from a Wholesaler, Specialty Distributor, or GPO/IDN for an applicable invoice, Sunovion shall promptly transfer such amount to the Escrow Fund.
8.1.4Within [***] after the end of each calendar year in which there is an Escrow Fund, the Parties shall reconcile the amount remaining in Escrow Fund against all of the RCP Payments and other withdrawals initiated by Sunovion as permitted by this Agreement. After such reconciliation, in the event that the Escrow Fund has an amount that is less than the Escrow Fund Minimum Amount, or such other amount as determined by the JGC from time to time, Myovant shall reconcile any shortfall within [***].
8.2Fees; Invoices; Payments.
8.2.1In consideration for performance of the Services by Sunovion, Myovant shall (a) pay to Sunovion an amount equal to the sum of (i) the Monthly Flat Service Charge, and (ii) any agreed to Regulatory Service Charge (the sum of (i) and (ii), the “Service Charge”), and (b) reimburse Sunovion for any documented Pass-Through Expenses incurred in accordance with Section 8.2.5. Sunovion and Myovant hereby acknowledge and agree that the Services Charge constitutes the fair market value in an arms-length transaction for the Services that Sunovion has agreed to perform thereunder, and has not been determined in any manner that takes into account the volume or value of any current or future referrals or business otherwise generated between Myovant and Sunovion, and is designed to fit within the personal services and management contracts safe harbor to the federal Anti-Kickback Statute, 42 C.F.R. § 1001.952(d) and shall comply with the requirements of any bona fide service fee requirements, as applicable under pertinent government price reporting standards.
8.2.2Subject to the remainder of this Section 8.2.2, Sunovion reserves the right to adjust all fees [***], including the Monthly Flat Service Charge and Regulatory Service Charge, upon reasonable prior written approval of Myovant, such approval not to be unreasonably withheld, conditioned or delayed. Determination of the Monthly Flat Service Charge for the [***] and each year thereafter shall be subject to good faith negotiation between the Parties that will take into consideration any evidence that Sunovion provides in connection with a proposed increase to the Monthly Flat Service Charge. The Parties agree that it shall be unreasonable for Myovant to reject a fee increase if Sunovion provides evidence that such fee increase results solely from a fee increase by any vendor engaged by Sunovion on Myovant’s behalf.
8.2.3At the end of each calendar month, Sunovion shall submit (a) an invoice to Myovant for an amount equal to the sum of (i) the Service Charges, and (ii) the Pass-Through Expenses incurred by Sunovion in connection with the Services during the prior calendar month in accordance with Section 8.2.5, and (b) reasonable documentation to Myovant as evidence of any Pass-Through Expenses and, with respect to Pass-Through Expenses incurred in connection with 3PL Contracts and Sunovion Wholesaler Contracts, sufficient to permit Myovant to confirm that rates are [***]. Myovant shall pay Sunovion all undisputed invoice amounts within thirty (30) days after receipt thereof. If Myovant disputes any invoice, it shall notify Sunovion in writing of such dispute within thirty (30) days after receipt thereof and the Parties’ respective Chief Financial Officer (or a designee) shall discuss in good faith to resolve such dispute. If
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such dispute is not resolved within ten (10) days of such dispute notice, then either Party may refer such dispute for resolution in accordance with Section 15.11.
8.2.4Sunovion agrees that, in the performance of the Services, it shall not make any “payments or transfers of value,” as that phrase is defined under the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and any implementing regulations thereunder (the “Sunshine Act”), that may be reportable under the Sunshine Act without prior Myovant approval. The Parties agree that the process for reviewing and approving potentially reportable “payments or transfers of value” and the handling of any reporting obligations thereunder shall be discussed and resolved by the JGC.
8.2.5Before Pass-Through Expenses are incurred, the Parties shall work in good faith to agree in writing on all such Pass-Through Expenses, including, as applicable, on one or more written budgets that set forth such Pass-Through Expenses. For clarity, the Market Access Customer Fees, DS Fees, GPO/IDN Fees and Pass-Through Expenses related to a 3PL Contract will be deemed to be approved upon addition of a Product to the applicable Myovant Market Access Contract, Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, GPO/IDN Contract, or 3PL Contract. Notwithstanding anything in this Agreement to the contrary, Myovant shall have no obligation to pay any Pass-Through Expense that is not approved in writing by Myovant before being incurred.
8.3Taxes. Myovant shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity (a) on any amounts payable by Myovant hereunder, and (b) related to the Products, including without limitation the branded prescription drug fee pursuant to 26 C.F.R. Parts 51 and 602; provided, that, in no event shall Myovant pay or be responsible for any taxes imposed on, or with respect to, Sunovion’s income, revenues, gross receipts, personnel or real or personal property or other assets.
8.4Financial Records; Financial Audits. Sunovion will keep all financial records relating to its use of the Escrow Fund and performance of the Services for a period of [***] or as required by Applicable Laws, whichever is longer. Myovant, or its independent auditors or representatives, may, at Myovant’s sole cost and expense, during normal business hours, and upon reasonable notice, review and inspect Sunovion’s financial records solely related to (a) Sunovion’s use of funds from the Escrow Fund, and (b) the Service Charges and Pass-Through Expenses invoiced to Myovant or paid by Myovant, in each case, for the purpose of determining if use of the Escrow Fund and invoices submitted by Sunovion reflect the terms and conditions agreed to under this Agreement. Myovant or its independent auditors or representatives may conduct such financial audit no more than one time per calendar year during the Term and for a period of twelve (12) months thereafter, or more frequently for good cause. Myovant shall be responsible for the cost of any such audit, except that, if the auditor determines that Myovant has overpaid any amounts owed to Sunovion hereunder by [***] ([***]) or more, Sunovion shall pay the costs and expenses of such audit, and any overpaid amounts that are discovered, together with reasonable interest on such overpaid amounts. The results of such audit shall be final and binding, absent manifest error.
8.5Regulatory/Compliance Records; Regulatory/Compliance Audits. Sunovion shall keep reasonable regulatory and compliance records relating to its performance of the Services for a period of [***] after the end of performing such Services. Myovant, or its independent auditors or representatives, may, no more than one (1) time per calendar year, during normal business hours, and upon reasonable notice, review and inspect Sunovion’s regulatory and compliance records relating to Sunovion’s performance of the Services.
9.Confidentiality
9.1Obligations of Confidentiality. During the Term and thereafter, Receiving Party agrees to (a) hold all Confidential Information in confidence and not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any Third Party or Affiliates any Confidential Information, except as expressly permitted in this Agreement or, with respect to Sunovion, to the Sunovion Administrative Affiliate; provided that Sunovion may disclose Confidential Information to DSP (i) upon receipt of prior
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written consent from Myovant, not to be unreasonably denied, or (ii) to the extent such Confidential Information relates to obligations of Sunovion under this Agreement; (b) use Confidential Information solely in furtherance of the purpose of this Agreement, (c) treat Confidential Information with the same degree of care that Receiving Party uses to protect its own confidential information, but in no event with less than a reasonable degree of care, (d) reproduce Confidential Information solely as necessary to further the purpose of this Agreement, (e) provide Confidential Information through a permission-controlled system to its employees on need-to-know basis solely to the extent that such Confidential Information is reasonably necessary for exercise of its rights or fulfillment of its obligations under this Agreement, and (f) notify Disclosing Party upon discovery of any unauthorized use or disclosure of any Confidential Information or any other breach of this Section 9 by Receiving Party and to cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.
9.2Exceptions. Receiving Party shall have no obligations of confidentiality and non-use with respect to any Confidential Information which:
9.2.1is, or later becomes, generally available to the public or trade by the use, publication or the like, through no fault of, or act, or failure to act on the part of Receiving Party, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form;
9.2.2is obtained, after the Effective Date, by Receiving Party from a Third Party on a non-confidential basis and such Third Party had the legal right to disclose such Confidential Information to Receiving Party;
9.2.3is independently developed by the Receiving Party without reliance on Disclosing Party’s Confidential Information, as evidenced by the contemporaneous written records of Receiving Party that are maintained in the ordinary course of business; or
9.2.4Receiving Party already knows prior to the date of any disclosure by Disclosing Party, as evidenced by the contemporaneous written records of Receiving Party that are maintained in the ordinary course of business.
9.3Disclosures Required by Law. In the event that Receiving Party is (a) requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, Receiving Party shall give Disclosing Party prompt notice of such request so that Disclosing Party may seek an appropriate protective order, or (b) compelled by a judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, in either case, Receiving Party shall give Disclosing Party prompt prior written notice of such event and shall furnish only that portion of such Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such Confidential Information.
9.4Work Product. Notwithstanding that Sunovion will be the Disclosing Party with respect to the Work Product, (a) the Work Product shall be deemed to be the Confidential Information of Myovant, and (b) Myovant shall be deemed to be the “Disclosing Party” and Sunovion shall be deemed to be the “Receiving Party” with respect thereto.
9.5Ownership. All Confidential Information is and will remain the sole and exclusive property of Disclosing Party. Except for the limited right to use Confidential Information solely in accordance with this Agreement, no ownership interests, rights or licenses whatsoever, either express or implied, are granted hereunder by Disclosing Party to Receiving Party under any patents or patent applications, copyrights, trademarks, trade secrets, or other intellectual property rights now or hereafter acquired, developed, or controlled by Disclosing Party. Disclosing Party retains all rights and remedies afforded under all patent, copyright, trade secret, and other Applicable Law for protecting confidential, proprietary, or trade secret information.
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9.6Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.6 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.
9.7Publicity. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon; provided, however, that the contents of any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter that has been reviewed and approved by a Party may be re-released by the other Party without the approving Party’s additional written consent for such re-release.
9.8Injunctive Relief. Each Party agrees that (a) the Disclosing Party may be irreparably injured by an impending or existing breach of this Section 9; (b) money damages would not be an adequate remedy for any such breach; and (c) the Disclosing Party will be entitled to seek equitable relief, including injunctive relief and specific performance, without proof of damages or having to post a bond, as a remedy for any such breach. Such injunctive relief shall be in addition to any other rights or remedies to which the Disclosing Party may otherwise be entitled.
10.OWNERSHIP; INVENTIONS; License Grant
10.1Ownership. Myovant shall own all: (a) materials, data, analyses, reports and other work product related solely to a Product generated by Sunovion or its subcontractors in connection with the Services, including the Government Pricing Report (“Work Product”); and (b) all inventions (whether patentable or not), improvements, developments and intellectual property rights, in each case, that (i) are conceived, reduced to practice, made or authored by Sunovion or its subcontractors (whether solely or jointly with Myovant) under this Agreement, and (ii) relate solely to a Product (“Product Inventions”). All other ownership rights shall be determined in accordance with United States patent laws.
10.2Assignment. Sunovion shall disclose all Work Product and Product Inventions to Myovant promptly after they are conceived, reduced to practice, made or authored. Sunovion hereby assigns (and shall cause its subcontractors to assign) to Myovant all of Sunovion’s (and its subcontractors’) right, title and interest in any and all Work Product and Product Inventions without any additional consideration, and Sunovion shall assist (and shall cause its subcontractors to assist) Myovant in the prosecution, maintenance and enforcement of such Product Inventions, at Myovant’s reasonable expense. Sunovion shall require its Affiliates, and its and their employees, consultants and subcontractors, to assign to Sunovion all right, title and interest in any and all Work Product and Product Inventions, and shall require each to assist Sunovion, in each case such that Sunovion can fulfill its obligations under the foregoing assistance.
10.3Sunovion Property. Notwithstanding Section 10.1, Sunovion will retain all right, title and interest in and to (a) all materials, data, analyses, reports and other work product that do not solely relate to the Products and are generated by or on behalf of Sunovion (whether alone or jointly with others) under this Agreement, including any Project Plans prepared by or on behalf of Sunovion, (b) all programs, methodologies, policies, processes, platforms, technologies and other materials developed or licensed by Sunovion prior to
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or apart from performing the Services or its obligations under this Agreement ((a) and (b) collectively, the “Sunovion Property”), regardless of whether such Sunovion Property is used in connection with Sunovion’s performance of the Services or its obligations under this Agreement, and (c) any improvements and modifications made by Sunovion to Sunovion Property.
10.4License Grant. Myovant hereby grants to Sunovion a non-exclusive license, with the right to grant sublicenses solely to the extent that is necessary for performing the Services in accordance with this Agreement, under any intellectual property rights owned or controlled by Myovant, including with respect to the Work Product, solely for Sunovion’s use in connection with its performance of the Services. Except as otherwise expressly provided herein, nothing in this Agreement is intended to grant to either Party any rights under any intellectual property right of the other Party.
11.Representations, warranties and covenants
11.1Mutual. Each of the Parties hereby represent, warrant and covenant to the other Party that:
11.1.1it is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
11.1.2the execution and delivery of this Agreement has been authorized by all requisite corporate action;
11.1.3this Agreement is and will remain a valid and binding obligation of it, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;
11.1.4it is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement;
11.1.5during the Term, it will not, directly or indirectly, enter into any agreement, either written or oral, that would constitute an actual conflict with its responsibilities under this Agreement;
11.1.6it, its Affiliates, and each of their respective officers, directors, employees and subcontractors, as applicable: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with the Services, any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a, (b) are not ineligible to participate in any federal procurement or non-procurement programs or any “Federal Health Care Programs” (as that term is defined in 42 U.S.C. 1320a-7b(f)), including, but not limited to, Medicare, Medicaid, or TRICARE (c) are not included on the List of Excluded Individuals and Entities maintained by the Department of Health and Human Services Office of Inspector General (“OIG”) or the General Services Administration’s System for Award Management exclusion database (d) are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding (collectively “Excluded”) (in the event that a Party, during the term of this Agreement, is or becomes Excluded (the “Excluded Party”), the other Party may terminate this Agreement immediately without further obligation upon written notice to the Excluded Party); and
11.1.7it, its Affiliates, and each of their respective officers, directors, employees and subcontractors, as applicable, have not been convicted of a criminal offense related to the provision of healthcare items or services, and are not subject to any such pending action.
Each Party will promptly notify the other Party if it, its Affiliates or any of their respective officers, directors, employees and subcontractors, as applicable, are or become subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of such Party’s knowledge, is threatened. The non-breaching Party shall have the right to immediately terminate this Agreement if the representation and warranties in Section 11.1.6 is or becomes untrue.
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11.2.Sunovion. Sunovion hereby represents, warrants and covenants to Myovant that:
11.2.1it will perform the Services in accordance with Applicable Law;
11.2.2it will ensure that any Product Contracts include obligations with respect to compliance with laws (or a right to indemnification for a counterparty’s failure to comply with laws) and obligations of confidentiality no less restrictive than those included in this Agreement, subject to any customary qualifications ordinarily applied to such obligations;
11.2.3it will not employ or contract with any individual or entity to perform any of the Services under this Agreement who is debarred, disqualified, excluded, or otherwise sanctioned by any local state, federal, or international governmental body, or is subject to an administrative, civil, or criminal proceeding which could result in such sanctions by a governmental body; and
11.2.4it has obtained and will maintain, at all times during the Term, the required licenses, permits and authorizations necessary to perform the Services and/or commercialize the Products in the Territory.
11.3Myovant. Myovant hereby represents, warrants, and covenants to Sunovion that:
11.3.1it will perform its obligations in furtherance of the Services in accordance with Applicable Law;
11.3.2it will provide current, accurate and complete sales and pricing data under the Myovant Government Contracts, Myovant Market Access Contracts, Myovant Specialty Distributor Contracts, and Myovant GPO/IDN Contracts or otherwise to Sunovion for purposes of Sunovion’s performance of the Services;
11.3.3it will obtain and maintain, at all times during the Term, the required licenses necessary to commercialize the Products in the Territory;
11.3.4the Products (a) are free from defect in design, material and workmanship, (b) are manufactured and commercialized in compliance with Applicable Law, including in accordance with cGMP, (c) have been approved by FDA prior to sale, (d) are not articles which may not be introduced into interstate commerce, (e) are not infringing upon the patents, trademarks or other intellectual property rights of any Third Party, and (f) comply with all traceability aspects of the DSCSA;
11.3.5[***];
11.3.6[***];
11.3.7[***]; and
11.3.8[***].
[***].
12.INDEMNIFICATION; LIMITATION OF LIABILITY
12.1Indemnification by Sunovion. Sunovion agrees to indemnify, defend and hold Myovant, its Affiliates, and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Myovant Indemnitees”) harmless from and against any and all Losses resulting from any Claims by a Third Party to the extent such Claim results from, arises from or out of, relates to, is in the nature of, or is caused by (a) any non-compliance of any federal, state or local governmental laws, rules, regulations or statutes by a 3PL Provider that is a party to a 3PL Contract, where such non-compliance relates to such 3PL Provider’s failure to hold all necessary licenses, permits, and authorizations necessary to provide the 3PL
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Services or otherwise damages Myovant, (b) a breach of any representation, warranty or covenant of Sunovion set forth anywhere in this Agreement, (c) disputes that result from Sunovion exercising its final decision-making authority set forth in Section 7.2(a); provided that if such dispute results from the JGC’s final decision-making authority set forth in Section 7.2(b), then the Parties shall negotiate in good faith an appropriate allocation of responsibility under the circumstances, (d) any recall, quarantine, warning or withdrawal of any Product solely caused by Sunovion’s performance of the Services, (e) government pricing calculations performed by Sunovion on behalf of Myovant in connection with the GPR Services solely to the extent such calculations were not performed in accordance with Sunovion’s government price calculation methodologies approved in writing by Myovant, and (f) the negligence, gross negligence or willful misconduct of Sunovion in connection with this Agreement; except, in each case (clauses (a) through (f)), to the extent that such Losses (or part thereof) results from a Claim that is an indemnifiable event pursuant to Section 12.2, in which case Myovant shall indemnify the Sunovion Indemnitees for such Losses (or part thereof) in accordance with Section 12.2.
12.2Indemnification by Myovant. Myovant agrees to indemnify, defend and hold Sunovion, its Affiliates, and its and their respective officers, directors, employees, permitted subcontractors and permitted agents (collectively, the “Sunovion Indemnitees”) harmless from and against any and all Losses resulting from any Claims by a Third Party to the extent such Claim results from, arises from or out of, relates to, is in the nature of, or is caused by (a) death of, or bodily injury to, any person on account of the use of any Product, (b) disputes that arise between Myovant and a Market Access Customer, Government Entity, Specialty Distributor or a GPO or IDN that is not a Sunovion GPO or Sunovion IDN that relate to a Myovant Market Access Contract, Myovant Government Contract, Myovant Specialty Distributor Contract or a Myovant GPO/IDN Contract, respectively, (c) disputes that result from Myovant exercising its final decision-making authority set forth in Section 7.2(c); provided that if such dispute results from the JGC’s final decision-making authority set forth in Section 7.2(b), then the Parties shall negotiate in good faith an appropriate allocation of responsibility under the circumstances; (d) any recall, quarantine, warning or withdrawal of any Product not solely caused by Sunovion’s performance of the Services, (e) government pricing calculations performed by Sunovion on behalf of Myovant in connection with the GPR Services; provided that such calculations were performed by Sunovion in accordance with Sunovion’s government price calculation methodologies approved in writing by Myovant, (f) a breach of any representation, warranty or covenant of Myovant set forth in this Agreement, and (g) the negligence, gross negligence or willful misconduct of Myovant in connection with this Agreement; except, in each case (clauses (a) through (g)), to the extent that such Losses (or part thereof) results from a Claim that is an indemnifiable event pursuant to Section 12.1, in which case Sunovion shall indemnify the Myovant Indemnitees for such Losses (or part thereof) in accordance with Section 12.1.
12.3Indemnification Procedure. The indemnifying party’s agreement and obligation to indemnify, defend and hold the other harmless is conditioned on the indemnified party:
12.3.1promptly providing written notice to the indemnifying party of any Claim resulting from, arising from or out of, relating to, in the nature of, or caused by the indemnified activities set forth in Section 12.1 and Section 12.2, at most within [***] after becoming aware of such Claim; provided that failure to provide prompt notice will relieve the indemnifying party of its indemnification obligations only to the extent that indemnifying party has been materially prejudiced as a result of such failure;
12.3.2permitting the indemnifying party to assume full responsibility to select its choice of counsel, investigate, prepare for and defend against any such Claim; provided that the indemnified party shall have the right to retain separate legal counsel and participate in any defense of any Claim at its own expense;
12.3.3reasonably assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and
12.3.4not compromising or settling such Claim without the indemnifying party’s written consent.
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The indemnifying party may not, without the indemnified party’s written consent, compromise or settle any Claim resulting from, arising from or out of, relating to, in the nature of, or caused by the indemnified activities set forth in Section 12.1 and Section 12.2 if such compromise or settlement admits liability on behalf of or imposes any restrictions or obligations on the indemnified party. The indemnifying party shall make quarterly payments to the indemnified parties for any documented Losses resulting from such Claim.
12.4.Limitations of Liability.
12.4.1EXCEPT WITH REGARD TO DAMAGES ARISING FROM A PARTY’S (A) BREACH OF SECTION 9 (CONFIDENTIALITY), (B) OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION BY SUNOVION) AND SECTION 12.2 (INDEMNIFICATION BY MYOVANT), (C) FAILURE TO COMPLY WITH APPLICABLE LAW, (D) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (E) FRAUD, IN NO EVENT SHALL A PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, AND SPECIAL DAMAGES.
12.4.2EXCEPT WITH REGARD TO LOSSES ARISING FROM A PARTY’S (A) BREACH OF SECTION 9 (CONFIDENTIALITY), (B) OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION BY SUNOVION) AND SECTION 12.2 (INDEMNIFICATION BY MYOVANT), (C) FAILURE TO COMPLY WITH APPLICABLE LAW, (D) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (E) FRAUD, IN NO EVENT SHALL SUNOVION’S LIABILITY FOR LOSSES IN CONNECTION WITH THIS AGREEMENT EXCEED [***] THE SERVICE CHARGES ACTUALLY PAID BY MYOVANT TO SUNOVION UNDER THIS AGREEMENT DURING THE [***] PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LOSSES.
12.4.3NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) SUNOVION SHALL NO LIABILITY FOR THIRD PARTY CLAIMS ARISING OUT OF GOVERNMENT PRICING CALCULATIONS PERFORMED BY SUNOVION ON BEHALF OF MYOVANT UNDER THIS AGREEMENT; PROVIDED THAT SUCH CALCULATIONS WERE PERFORMED BY SUNOVION IN ACCORDANCE WITH SUNOVION'S GOVERNMENT PRICE CALCULATION METHODOLOGIES APPROVED IN WRITING BY MYOVANT, AND (B) TO THE EXTENT ANY PRODUCTS ARE LOST OR DAMAGED WHILE IN THE CUSTODY OF A 3PL PROVIDER, THE TERMS OF SECTION 6.1 SHALL APPLY AND MYOVANT HEREBY AGREES TO THE LOSS AND DAMAGE LIMITATIONS SET FORTH IN THE APPLICABLE CONTRACT BETWEEN SUNOVION AND SUCH 3L PROVIDER.
13.INSURANCE
13.1Myovant Insurance. Myovant shall (a) maintain (i) general liability insurance including premises and operations, broad form property damage, independent contractors, and contractual liability covering its obligations under this Agreement, with a combined single limit of not less than [***] on a per occurrence and aggregate basis, and (ii) product liability insurance including contractual liability for all products and completed operations and any work supplied pursuant to the terms and conditions of this Agreement, not less than [***] on a per occurrence and aggregate basis, and (b) add Sunovion as an additional insured to all of the above state policies.
13.2Sunovion Insurance. Sunovion shall (a) maintain (i) general liability insurance including premises and operations, broad form property damage, independent contractors, and contractual liability covering its obligations under this Agreement, with a combined single limit of not less than [***] on a per occurrence and aggregate basis, and (ii) product liability insurance including contractual liability for all products and completed operations and any work supplied pursuant to the terms and conditions of the Agreement, no less than [***] on a per occurrence and aggregate basis, and (b) add Myovant as an additional insured to all of the above stated policies.
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13.3Claims-Made Policies. If any of the above stated policies are on a claims-made basis, then the insured party shall maintain such policy in effect through a period of not less than [***] following the termination or expiration of this Agreement.
14.TERM; TERMINATION
14.1Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the terms of this Agreement, shall continue in full force and effect for [***] (the “Initial Term”). Thereafter, this Agreement will automatically extend for additional [***] (each, a “Renewal Term”, each Renewal Term collectively with the Initial Term, the “Term”), unless either Party provides the other Party written notice of non-renewal of this Agreement not later than [***] prior to the expiration of the Initial Term or then current Renewal Term, in which case this Agreement shall terminate upon the expiration of the Initial Term or then current Renewal Term.
14.2Termination by for Material Breach. Either Party may terminate this Agreement upon [***] prior written notice to the other Party if the other Party materially breaches this Agreement and fails to cure the breach during such notice period.
14.3Termination for Insolvency. Subject to applicable bankruptcy laws, either Party may terminate this Agreement effective immediately in the event that the other Party: (a) has become insolvent (defined as such Party being subject to a voluntary or involuntary bankruptcy petition which is not dismissed ) or has been dissolved or liquidated, has filed itself a petition, case or other proceeding under the applicable bankruptcy laws relating to bankruptcy, dissolution, liquidation, winding up or reorganization; (b) makes a general assignment for the benefit of creditors; or (c) has a receiver, custodian, trustee or other person exercising similar functions appointed for all or substantially all of its assets.
14.4Termination upon Change in Law. Upon the enactment, promulgation, rescission, modification, or interpretation (by a competent judiciary or regulatory authority) of any state or federal law or regulation after the Effective Date, which (a) materially adversely affects the manner in which either Party is obligated to perform under this Agreement; (b) renders this Agreement or any provision hereof illegal or unenforceable; (c) has the effect of requiring any material terms applicable under this Agreement to be extended or offered to any Third Parties; or (d) imposes additional payment obligations or costs to either Party, the affected Party may, in each case, after good faith discussion with the other Party in an attempt to resolve any issues to the mutual satisfaction of the Parties, terminate this Agreement.
14.5Termination for Change of Control. In the event of a Change of Control of either Party, the other Party may terminate this Agreement upon [***] prior written notice to the Party that underwent a Change of Control (or its successor).
14.6Termination by Myovant.
14.6.1Upon written notice to Sunovion, Myovant may terminate this Agreement if Sunovion has not [***] at rates that are [***] by the date that is [***] after the Effective Date; provided that prior to any such termination by Myovant, the Parties will cooperate in good faith to identify and negotiate in good faith the execution of alternative services that may be provided to Myovant by Sunovion in lieu of such termination at the discretion of Myovant; provided, further, that if Sunovion fulfils all of its obligations pursuant to Section 4.2.1 before Myovant terminates this Agreement pursuant to this Section 14.6.1, then Myovant shall no longer have the right to terminate this Agreement pursuant to this Section 14.6.1.
14.6.2Upon written notice to Sunovion, Myovant may terminate this Agreement if (a) [***] provide feedback to Sunovion that the [***] definitively cannot be added to the Material Wholesaler Contracts [***], (b) Sunovion has failed to [***], or (c) the [***] software configurations required by Sections 4.3.2 and 4.5.1 are not completed by [***] and, as a result, Sunovion is unable to perform the related Services; provided that prior to any such termination by Myovant, the Parties will cooperate in good faith to identify
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and negotiate in good faith the execution of alternative services that may be provided to Myovant by Sunovion in lieu of such termination at the discretion of Myovant; provided, further, that if Sunovion (i) [***], or (ii) substantially completes the [***] software configurations, as applicable, such that Sunovion is able to perform the related Services, in either case, before Myovant terminates this Agreement pursuant to this Section 14.6.2, then Myovant shall no longer have the right to terminate this Agreement pursuant to this Section 14.6.2.
14.6.3Myovant may terminate this Agreement as follows: (a) for any reason upon [***] prior written notice, provided that such termination shall only be effective upon the expiration of such [***] notice period if Sunovion has received the Break-Up Fee; or (b) only with respect to the Women’s Health Product or Prostate Cancer Product upon [***] prior written notice, provided that (i) [***], and (ii) such termination shall only be effective upon the expiration of such [***] notice period if Sunovion has received the Break-Up Fee.
14.7Effect of Termination or Expiration.
14.7.1Upon expiration of this Agreement or termination of this Agreement for any reason, neither Myovant nor Sunovion will have any further obligations under this Agreement, except that:
(a)any liabilities, to the extent that Myovant is liable, that relate to the Services provided before the termination or expiration this Agreement shall be the responsibility of Myovant even if claims for such liabilities are first made after the termination or expiration this Agreement;
(b)each Party will promptly return to the other Party all Confidential Information and all copies of Confidential Information associated with this Agreement, provided that each Party may retain one copy of Confidential Information to determine its obligations hereunder, provided such Party’s obligations set forth in Section 9 shall continue to apply to such retained copy; and
(c)Sunovion shall (i) use Commercially Reasonable Efforts to remove the Products from Sunovion GPO/IDN Contracts, Sunovion Wholesaler Contracts, and Sunovion 3PL Contracts in a timeframe agreed upon by the JGC and shall cooperate with and provide information to Myovant, in a form reasonably requested by Myovant, solely to the extent needed for Myovant to fulfill its ongoing obligations under and in compliance with Applicable Laws, any Myovant Government Contracts, Myovant GPO / IDN Contracts, Myovant Market Access Contracts, and Myovant Specialty Distributor Contracts, and (ii) upon Myovant’s request, provide, at Myovant’s expense which shall be agreed upon by the Parties in good faith, reasonable assistance to transition the Services to Myovant or its designee;
(d)with respect to any termination by Sunovion under Section 14.5, Sunovion shall, at the request of Myovant (i) continue to perform the Services under this Agreement for a period of up to [***] after the date such termination became effective, provided that Myovant continues to perform its obligations under this Agreement, including making all payments due under Section 8, and (ii) provide, at Myovant’s expense which shall be agreed upon by the Parties in good faith, reasonable assistance to transition the Services to Myovant or its designee;
(e)the terms and conditions under Sections 1 (Definitions), 8.2 (Fees; Invoices; Payments), 8.3 (Taxes), 9 (Confidentiality), 10 (Ownership; Inventions), 12 (Indemnification; Limitation of Liability), 14.7 (Effect of Termination or Expiration) and 15 (Miscellaneous) will survive any such termination or expiration of this Agreement.
14.7.2Upon notice of termination of this Agreement by Sunovion pursuant to Section 14.5 following a Change of Control of Myovant, or by Myovant pursuant to Section 14.6.3, Myovant shall pay to Sunovion, prior to the effective date of such termination, a break-up fee of (a) [***] ([***]), if this Agreement is terminated within [***] of the Effective Date, or (b) [***] ([***]), if this Agreement is terminated later
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than [***] after the Effective Date and before [***] of the Effective Date (each, (a) and (b), a “Break-Up Fee”); provided, that if Myovant terminates this Agreement solely with respect to one (1) of the Products pursuant to Section 14.6.3(b), Myovant shall only be obligated to pay [***] ([***]) of the Break-Up Fee; provided further, that, if Myovant subsequently terminates this Agreement with respect to the remaining Product, Myovant shall be obligated to pay [***] ([***]) of the Break-Up Fee. For the avoidance of doubt, there is no Break-Up Fee if this Agreement is terminated, in its entirety or with respect to one (1) of the Products, later than [***] after the Effective Date.
15.MISCELLANEOUS
15.1Publicity. Neither Party may use the other Party’s name or company artwork (for example, logo) on a website or in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other Party. This term does not restrict a Party’s ability to use the other Party’s name in filings with the United States Securities and Exchange Commission or foreign equivalent, the United States Food and Drug Administration, or other governmental agencies, or when required by law to make a public disclosure.
15.2Notices. All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by first class, prepaid certified or registered mail, return receipt requested, or (c) by prepaid national express delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

If to SUNOVION:	If to MYOVANT:
Sunovion Pharmaceuticals Inc. 84 Waterford Drive Marlborough, MA 01752 Attn: President and CEO	Myovant Sciences GmbH c/o Myovant Sciences, Inc. 2000 Sierra Point Parkway Brisbane, CA 94405 Attn: President and CFO
With a copy to: Sunovion Pharmaceuticals Inc. 84 Waterford Drive Marlborough, MA 01752 Attn: General Counsel	With a copy to: Myovant Sciences GmbH c/o Myovant Sciences, Inc. 2000 Sierra Point Parkway Brisbane, CA 94405 Attn: General Counsel
With a copy to (which shall not constitute notice): Reed Smith LLP 506 Carnegie Center Suite 300 Princeton, NJ 08540-7839 Attn: Diane Frenier

15.3Assignment. Neither Party will assign, transfer or otherwise dispose of this Agreement in whole or in part to any Third Party without the prior written consent of the other Party; provided that (i) Myovant may assign this Agreement without such consent, in whole or in part, to any Affiliate, and (ii) Sunovion may assign this Agreement without such consent to the Sunovion Administrative Affiliate; provided further that such Affiliate remains an Affiliate of the assigning Party during the Term. Any successor or assignee of rights or obligations permitted hereunder must, in writing to the other Party, expressly assume performance
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of such rights or obligations. Any permitted assignment will be binding on the successors of the assigning Party. No assignment will relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. This Agreement shall be binding upon, and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.3 will be null, void and of no legal effect.
15.4Change of Control.
15.4.1Each Party (or its successor) shall provide the other Party with written notice of any Change of Control within [***] following the closing date of such transaction.
15.4.2If: (a) Myovant undergoes a Change of Control and Sunovion does not terminate this Agreement pursuant to Section 14.5, or (b) Sunovion undergoes a Change of Control and Myovant does not terminate this Agreement pursuant to Section 14.5, then, in each case, the Party that undergoes a Change of Control shall (i) ensure that all activities performed by or on behalf of such Party for the benefit of its successor are kept separate from the activities performed under or in connection with this Agreement; and (ii) establish and cause its applicable Affiliates to establish reasonable internal safeguards that prevent any Confidential Information of the other Party from being utilized for the benefit of the successor of the Party that undergoes a Change of Control.
15.5Independent Contractor. All Services will be rendered by Sunovion as an independent contractor of Myovant for federal, state and local income tax purposes and for all other purposes. Neither Party will represent itself to be a partner or joint venturer of or with the other Party.
15.6Severability; Reformation. If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of such a provision to be invalid or unenforceable, such provision will be reformed to the extent required to make the provision valid and enforceable to the maximum extent permitted by Applicable Law.
15.7Entire Agreement. This Agreement, including the attached Exhibits, each of which is incorporated herein, constitutes the entire agreement between the Parties with respect to the specific subject matter of this Agreement, and supersedes all negotiations, prior discussions, agreements or understandings, whether written or oral, with respect to the subject matter hereof.
15.8Force Majeure. Nonperformance of either Party shall be excused to the extent that such performance is rendered impossible by fire, flood, earthquake, mass disaster, governmental acts, orders or restrictions, terrorism, epidemic, pandemic, or any other reason where failure to perform is beyond the reasonable control of the non-performing Party and is not caused by the non-performing Party’s negligence. If any condition contemplated by this Section 15.8 shall continue for a period of [***], the non-breaching Party shall have the option of terminating this Agreement and, in such event, neither Party shall incur any liability for performance or payment other than for the Services satisfactorily provided up to and including the date of termination.
15.9Waiver and Amendments. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver or a waiver of any other term, provision or condition of this Agreement. No waiver, modification, release or amendment of any term, provision or condition of this Agreement (including the attached Exhibits) will be valid or effective unless evidenced by an instrument in writing executed by an officer authorized to execute such waiver, modification, release or amendment.
15.10Governing Law. The validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and related matters shall be governed by
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the laws of the State of Delaware without reference to choice of law doctrine. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.
15.11Dispute Resolution.
15.11.1Subject to Section 7.2 and 7.3, if a dispute arises between the Parties in connection with or relating to this Agreement, including disputes that arise within the scope of the JGC, or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.11. Any Dispute shall first be referred to the Chief Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Chief Executive Officers shall be conclusive and binding on the Parties. If the Chief Executive Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Chief Executive Officers) after such issue was first referred to them, then, either Party may, by written notice to the other Party, submit such Dispute to non-binding mediation. In the event that non-binding mediation is unable to resolve such Dispute, a Party shall submit such Dispute to binding arbitration in accordance with Section 15.11.2.
If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 15.11.1, then the Parties shall endeavor to settle the dispute by submitting the matter to binding arbitration by the American Arbitration Association (“AAA”) in New York, New York. Such arbitration may be conducted under the commercial rules then in effect for the AAA except as provided herein. All such proceedings shall be held in English and a transcribed record prepared in English. Each Party shall choose one (1) arbitrator within [***] of receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within [***] of their appointment. Any arbitrator chosen by the Parties or arbitrators will not have a material financial interest in any Party and will have significant experience with the arbitration of similar large, complex, commercial disputes between pharmaceutical companies. Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, intellectual property or Confidential Information. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the applicable field. The award rendered by the arbitrators with respect to such Dispute shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The existence and contents of the arbitration shall be kept confidential by each Party except to the extent that disclosure may be required to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in legal proceedings.

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15.12Headings. This Agreement contains headings only for convenience and the headings do not constitute a form or part of this Agreement, and should not be used in the construction of this Agreement.
15.13Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

	Sunovion Pharmaceuticals Inc.		Myovant Sciences, GmbH

By:	/s/ Thomas E. Gibbs	By:	/s/ Slava Rakov

Name:	Thomas E. Gibbs	Name:	Slava Rakov

Title:	SVP, Chief Commercial	Title:	Director and VP Medical Affairs

Exhibit A — 3PL
Exhibit B — WHOLESALER, GPO, AND IDN SERVICES
Exhibit C — MAAD SERVICES
Exhibit D — CONTRACTING SERVICES
Exhibit E — RCP SERVICES
Exhibit F — GPR SERVICES
Exhibit G — REGULATORY SERVICES
Exhibit H — TRAINING SERVICES
Exhibit I — SUNOVION REPORTS
Exhibit J – MAAD Customer Targets
Schedule 5.4.1 – BUSINESS TERMS
Schedule 6.3.1 – PROJECT PLAN TEMPLATE
Schedule 6.3.3 – DASHBOARD TEMPLATE

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Exhibit A — 3PL SERVICES
To the extent that Sunovion is able to add a Product to the 3PL Contract(s), 3PL Services shall include the following obligations:
1.Communication Activities. Upon request by a 3PL Provider, Sunovion shall facilitate communication between Myovant and such 3PL Provider to which Products have been consigned.
2.Additional 3PL Service Activities. Sunovion shall perform any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit B — WHOLESALER, GPO, AND IDN SERVICES
With respect to the Products, the Wholesaler, GPO and IDN Services shall include the following obligations:
1.Order Management. Sunovion shall manage and process all orders (and adjustments thereto) for the Products from Market Access Customers, Wholesalers, Specialty Distributors, GPOs, and IDNs (or downstream GPO member or IDN that ordered Product pursuant to an applicable GPO/IDN Contract) in accordance with the terms and conditions of the applicable Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, or GPO/IDN Contract. Such order management and processing shall consist of (a) the necessary interaction with the applicable Wholesaler, Specialty Distributor, GPO, or IDN (or downstream GPO member or IDN) to process orders, (b) causing the shipment of the Products to the applicable Wholesaler, Specialty Distributor, GPO or IDN (or downstream GPO member or IDN) via a 3PL Provider, and (c) submission of invoices to an applicable Wholesaler, Specialty Distributor, GPO, or IDN (or downstream GPO member or IDN) for such Products.
2.Payment Management. Upon Sunovion’s receipt of payment from a Market Access Customer, Wholesaler, Specialty Distributor, GPO, or IDN (or downstream GPO members or IDNs) for an applicable Product invoice, Sunovion shall promptly transfer such amount to the Escrow Fund.
3.Product Return Management. Sunovion shall process returns of the Products from Market Access Customers, Wholesalers, Specialty Distributors, GPOs, and IDNs (or downstream GPO members or IDNs) in accordance with the terms and conditions of the applicable Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, or GPO/IDN Contract.
4.Quality Complaints and Adverse Event Reporting. Sunovion shall communicate all quality complaints and adverse event reports related to a Product received by Sunovion in connection with a Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, Myovant Market Access Contract, or GPO/IDN Contract to Myovant or Myovant’s designee in a timely manner consistent with Applicable Law and any other policies and procedures agreed upon by the Parties.
5.Additional Wholesaler, GPO and IDN Service Activities. Sunovion shall perform any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit C — MAAD SERVICES
With respect to the Products, the MAAD Services shall include the following obligations:
1.Management of MAAD Customer Targets. Sunovion shall, or shall cause its Account Directors to, subject to Section 2.3.11, with input from Myovant’s market access leadership team and Myovant’s pricing and contracting committee, and the JGC, (a) manage relationships with the MAAD Customer Targets by (i) organizing meetings with such MAAD Customer Targets, and (ii) presenting the Myovant Promotional Materials to and coordinating reactive Myovant medical science liaison activities with such MAAD Customer Targets pursuant to procedures determined by the JGC, and (b) where necessary to obtain coverage of the Products, use Commercially Reasonable Efforts to negotiate discount arrangements for such MAAD Customer Targets that are consistent with the Business Terms.
2.Customer Target Contract Negotiation. Upon direction by Myovant, and in coordination with Myovant market access, legal, and other appropriate personnel as agreed upon by the Parties, Account Directors shall facilitate negotiation of the key terms of contracts with the MAAD Customer Targets on behalf of Myovant consistent with the Business Terms; provided that Sunovion shall use Commercially Reasonable Efforts to use the contract template provided by Myovant and to implement the Business Terms; provided, further that, Sunovion shall notify Myovant if use of such contract template or implementation of the Business Terms is not feasible and Myovant shall have the right to review and approve the final template utilized.
3.Incentive Program. Sunovion shall, in collaboration with Myovant and the JGC, establish and execute an appropriate incentive-based program to encourage the Account Directors to achieve certain milestones or objectives that are in-line with the Business Terms.
4.Escalation Procedures. Subject to Section 7.1, Sunovion shall, with advice and guidance from Myovant, develop, or cause a Third Party to develop, a mechanism to permit Account Directors to escalate to Myovant’s pricing and contracting committee proposed instances of deviation from the Business Terms.
5.Additional MAAD Service Activities. Sunovion shall perform any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit D — CONTRACTING SERVICES
Contracting Services shall include the following obligations with respect to Products:
1.Market Access Contract Management. Upon direction by Myovant, Sunovion shall, subject to final review and approval by Myovant, facilitate execution of Myovant Market Access Contracts on behalf of Myovant that are consistent with the Business Terms; provided that Sunovion shall use the contract template provided by Myovant; provided further that Sunovion shall notify Myovant if use of such contract template is not feasible. In connection with the foregoing, Sunovion shall reasonably coordinate with Myovant market access, legal, and other appropriate personnel as agreed upon by the Parties. For the avoidance of doubt, each contract for which Sunovion provides Contracting Services shall be executed by Myovant and the applicable Market Access Customer.
2.System Coordination. Sunovion shall incorporate the necessary information from each of the Myovant Market Access Contracts, Myovant Government Contracts, Myovant Special Distributor Contracts, and Myovant GPO/IDN Contracts into the necessary Sunovion systems (and shall ensure that necessary information from each of the Sunovion contracts related to Products, including Sunovion Wholesaler Contracts, 3PL Contracts, and Sunovion GPO/IDN Contracts, are appropriately incorporated into the appropriate Sunovion systems) to facilitate performance of the RCP Services and GPR Services; and
3.Additional Contracting Service Activities. Sunovion shall perform any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit E — RCP SERVICES
RCP Services shall include the following obligations with respect to the Products:
1.RCP Payment Validation. Sunovion shall validate all invoices for RCP Payments received from Market Access Customers, GPOs, IDNs, Wholesalers, Specialty Distributors, 3PL Providers, and Government Entities to ensure such invoices are consistent with the terms and conditions of the applicable contract and apply to eligible utilization of the applicable Products only, using a validation process agreed upon in writing by the Parties.
2.RCP Payment Administration. Sunovion shall process and pay, using funds from the Escrow Fund and pursuant to the terms and conditions of the applicable contract, all validated RCP Payments, including:
(a) validated Product rebate invoices and claim submissions received from a Market Access Customer or a Government Entity, in each case attributable to eligible Product utilization pursuant to a Myovant Market Access Contract or Myovant Government Contract, as applicable (such payments, the “Rebate Payments”),
(b) validated chargeback submissions received from Wholesalers, Specialty Distributors, and Government Entities, in each case attributable to eligible Product utilization pursuant to a Sunovion Wholesaler Contract, Myovant Specialty Distributor Contract, or Myovant Government Contract, as applicable (such amount, the “Chargeback Offsets”),
(c) validated administrative fees attributable to eligible Product utilization owed to a Market Access Customer pursuant to an applicable Myovant Market Access Contract (such fees, the “Market Access Customer Fees”),
(d) validated distribution fees or similar service fee claims attributable to eligible Product utilization owed to a Wholesaler or Specialty Distributor pursuant to an applicable Sunovion Wholesaler Contract or Myovant Specialty Distributor Contract (such fees, the “DS Fees”), and
(e) validated administrative fees attributable to eligible Product utilization owed to the applicable GPO or IDN pursuant to a GPO/IDN Contract (such fees, the “GPO/IDN Fees”).
3.RCP Payment Adjustments. Sunovion shall (a) process adjustments to RCP Payments consistent with the applicable contract, and (b) subject to Section 7.2, escalate to Myovant contract disputes related to the applicable Product that arise under the Sunovion Wholesaler Contracts, Myovant Specialty Distributor Contracts, GPO/IDN Contracts, Myovant Market Access Contracts and Myovant Government Contracts.
4.Additional RCP Service Activities. Sunovion shall perform any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit F — GPR SERVICES
GPR Services shall include the following obligations with respect to the Products:
1.Government Pricing Reports. Sunovion shall, solely with respect to the Products and to enable Myovant to comply with its submission requirements to Centers for Medicare and Medicaid Services, the Health Resources and Services Administration, and the VA, provide to Myovant the applicable price reporting metrics required under the Medicaid Rebate Program, the PHS 340B Program, Medicare Part B, the VA Federal Supply Schedule contract, and the VA Master Agreement (“Government Pricing Programs”), including, but not limited to: (a) the monthly AMP within [***] after the end of each calendar month, and (b) the ASP, Best Price, quarterly AMP, 340B Ceiling Price, the Non-FAMP, and other metrics required under the Government Pricing Programs within [***] after the end of each calendar quarter or other applicable reporting period, and (c) any recalculations of such metrics that are necessary to comply with Applicable Law, including, but not limited to, restatements due to updated data, calculation errors, or changes to Sunovion’s methodologies, policies, and procedures, in each case (a) through (c), such metrics and any recalculations thereto shall be determined in accordance with Applicable Law and [***] and shall be reported to Myovant in a form and format agreed to by the JGC (each, a “Government Pricing Report”). Sunovion acknowledges and agrees that each Government Pricing Report shall be delivered timely to Myovant. Sunovion shall certify to Myovant that each such Government Pricing Report provided by Sunovion to Myovant is accurate and consistent with Sunovion’s government pricing calculation methodologies, policies and procedures. [***].
2.Revised Government Pricing Report. In the event a Party discovers that any Government Pricing Report or executive summary is incomplete or inaccurate, (a) such Party shall promptly notify the other Party, and (b) Sunovion agrees to revise such Government Pricing Report and re-submit it to Myovant (“Revised Government Pricing Report”) as follows: (i) where such incompletion or inaccuracy is discovered prior to the date the relevant metrics must be submitted to the applicable Government Pricing Program, Sunovion shall use Commercially Reasonable Efforts to submit the Revised Government Pricing Report to Myovant within [***] of such discovery, and (ii) where such incompletion or inaccuracy are discovered after the date when the relevant metrics must be submitted, Sunovion must submit the Revised Government Pricing Report to Myovant within [***] of such discovery.
3.Additional GPR Service Activities. Sunovion shall perform any other services, including any services related to state supplemental Medicaid rebate agreements, (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit G — REGULATORY SERVICES
Regulatory Services shall include the following obligations:
1.Product Recall Activities. Sunovion shall (a) interface with the applicable Wholesalers and Specialty Distributors, (b) cooperate with Myovant, in each case, in the event that a Product is recalled or is subject to an investigation under DSCSA for being a suspect or illegitimate product, or is otherwise subject to a product hold, and (c) except as required by Applicable Law, not provide any communication to any regulatory or other Third Party, including customers of the Products, without prior written consent of Myovant; and
2.Additional Regulatory Service Activities. Sunovion shall perform any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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Exhibit H — TRAINING SERVICES
1.Training Activities. Sunovion shall from time to time train Myovant and/or Sunovion employees on certain details related to the Services and the Products.
2.Additional Training Service Activities. Sunovion shall perform any services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

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